Exhibit 99.1

Media Contact: Michele Nadeem (305) 539-6012
mnadeem@rccl.com

Royal Caribbean Signs Letter of Intent to Build New Generation of Ships

MIAMI/PAPENBURG – February 11, 2011 – Royal Caribbean Cruises, Ltd. has signed a letter of intent with shipyard Meyer Werft to build the first of a new generation of Royal Caribbean International cruise ships.  Developed under the code-name “Project Sunshine,” the new vessel design incorporates new and exciting features that take advantage of the best of Royal Caribbean’s experience and imagination.  The project is a result of over a year of dedicated research and development.

The order calls for one ship to be delivered in the Fall of 2014 with an option for a second ship for Spring 2015.  The 158,000 Gross Registered Tons (GRT) new build will carry just over 4,100 guests based on double occupancy.  The estimated all-in cost per berth is about €170,000.  This all-in cost includes the yard’s base contract price plus everything needed to design, operate and build the vessel, from architect fees to supervision costs and all loose inventories from computers to art and bed linens.

“Royal Caribbean has worked hard to earn a reputation of offering the most innovative ships in the cruise industry and this next generation will not disappoint,” said Richard D. Fain, Chairman and CEO of Royal Caribbean Cruises, Ltd.  “While we continue our policy of keeping our newest ideas and features under wraps during the early stages of construction, I can say that I am very excited about the passion and imagination that our teams have devoted to the project.  Project Sunshine builds on the best ideas of our existing ships and adds exciting new activities and entertainment concepts.  It will offer features for everyone: from grand, spectacular spaces to small intimate settings; from active, invigorating activities to the serenity of more personal space; and from a plethora of dining alternatives to a cornucopia of opportunities for families.  I am also excited about the energy efficiency and environmental technologies which have been incorporated.  Our existing ships are some of the most energy efficient in the world and Project Sunshine takes this one further step.  Based on our over 20 years of experience with Meyer Werft, along with their compelling proposal, we know they will deliver on all of the innovations Royal Caribbean’s guests have come to expect.”

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"Meyer Werft  is pleased to be working with Royal Caribbean especially in light of their reputation for building such innovative ships.  I am very happy we are continuing our long time partnership with Royal Caribbean Cruises Ltd. and its brand Royal Caribbean International. Their projects always present incredible opportunities for Meyer Werft to create the latest cutting edge hardware in the cruise industry,” said Bernard Meyer, managing partner of Meyer Werft shipyard.

The letter of intent is subject to customary conditions being satisfactorily met.

About MEYER WERFT GmbH:

Founded in 1795, Papenburg-based MEYER WERFT GmbH is currently owned by the sixth generation of the Meyer family. This well-established company has some 2,500 employees. MEYER WERFT’s extensive production program covers a wide range of ship types, from cruise ships and gas tankers, to car and passenger ferries. In order to stay successful in worldwide competition, production technology has been continuously extended. Today, MEYER WERFT has the most modern production premises in the shipbuilding industry. For more information go to www.meyerwerft.de.

About Royal Caribbean Cruises, Ltd.:

Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisieres de France.  The company has a combined total of 40 ships in service and two under construction.  It also offers unique land-tour vacations in Alaska, Asia, Australia/New Zealand, Canada, Dubai, Europe and South America.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com or www.rclinvestor.com.

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